Exhibit 99.1

INTERNET BRANDS, INC. REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

▪	Revenues: $26.4 million in first quarter, year-over-year growth of 12%
▪	Net Income: $3.1 million in first quarter, $0.07 per diluted common share, year-over-year growth of 36%
▪	Adjusted EBITDA: $10.5 million in first quarter, year-over-year growth of 27%
▪	Unique Visitor growth of 22% year-over-year

LOS ANGELES, CA (April 28, 2010) – Internet Brands, Inc. (NASDAQ: INET) today reported financial results for the first quarter ended March 31, 2010.

“Our year-over-year revenue growth accelerated to 12% in the first quarter and we expect the second quarter to be stronger, in the range of 17-22%,” said Bob Brisco, CEO of Internet Brands. "Our visibility is good and our momentum is strong: same website revenues, excluding auto e-commerce, increased by 15% and our unique visitors grew by 22% year-over-year. We are very pleased with our start to the year, such that we are already slightly increasing the low end of our full year revenue estimate.”

“Our acquisition strategy is also performing very well.  In the quarter we reached agreements to acquire two very strong growth assets, including the Experthub network, which we announced today," Brisco added.

First Quarter Operating Results

Total revenues for the first quarter of 2010 were $26.4 million, a 12% increase from $23.5 million in the prior year period.

Consumer Internet advertising revenues increased by $3.1 million in the first quarter of 2010 as compared to the prior year period, driven primarily by growth from websites in the Company’s Home, Auto Enthusiast, and Travel verticals.  The increase in advertising revenues was partially offset by a $2.0 million year-over-year decrease in automotive e-commerce revenues due to continued weakness in demand from automotive dealerships. Excluding automotive e-commerce, revenues from websites owned more than a year organically grew by approximately 15% in the first quarter of 2010 as compared to the prior year period.  Overall, Consumer Internet revenues were $17.3 million in the first quarter of 2010, a 7% increase from $16.2 million in the prior year period.

Licensing revenues were $9.1 million in the first quarter of 2010, a 24% increase from $7.3 million in the prior year period.  The increase was the result of continued strong sales of vBulletin 4.0 publishing suite and forum products, as well as new client accounts and the sale of additional services to existing clients at the Company’s Autodata division.

Net income for the first quarter of 2010 was $3.1 million, or $0.07 per diluted common share, compared to net income of $2.3 million, or $0.05 per diluted common share, in the prior year period.

For the first quarter of 2010, Adjusted EBITDA grew 27% to $10.5 million from $8.3 million in the prior year period.  Adjusted EBITDA margins in the first quarter of 2010 expanded 480 basis points year-over-year to 39.9%.  The Company’s Adjusted EBITDA margins have continued to expand as a result of the continued shift from lower margin automotive e-commerce revenues to higher margin advertising revenues and from the leverage derived from the Company’s common operating platform.

Total monthly unique visitors to the Company’s network of websites grew to a monthly average of 58 million in the first quarter of 2010, a 22% increase from 47 million in the first quarter of 2009, and a 16% increase from 50 million in the fourth quarter of 2009.  In each period, more than 98% of the traffic to the Company’s websites was derived from non-paid sources.

Second Quarter and Full Year 2010 Guidance

The Company is reaffirming its full year guidance, but slightly raising the low end of its previously issued guidance. The Company now expects revenues to be approximately $113.0 to $118.0 million, representing year-over-year revenue growth of 13-18%.  Adjusted EBITDA in 2010 is expected to be approximately $46.5 to $48.0 million, representing year-over-year Adjusted EBITDA growth of 16-20%.

For the second quarter of 2010, the Company expects revenues to be approximately $27.25 to $28.25 million, representing year-over-year revenue growth of 17-22% and Adjusted EBITDA to be approximately $11.0 to $11.5 million, representing year-over-year Adjusted EBITDA growth of 18-23%.

Balance Sheet and Liquidity

As of March 31, 2010, the Company had $63.1 million of cash and investments, and no outstanding debt under its $35 million revolving line of credit.

Net cash provided by operating activities for the quarter ended March 31, 2010 was $10.8 million compared to $10.1 million in the prior year period.

Acquisitions

In a separate press release today, the Company announced the recent acquisition of Experthub.com, a network of websites that connects consumers with attorneys and other professionals.

The Company also announced that in the first quarter of 2010 it expanded its Shopping vertical with the acquisition of three websites. The three websites include one previously announced acquisition, Tjoos.com, and two new acquisitions, DoDTracker.com and PursePage.com.  The aggregate purchase price for the websites acquired in the first quarter was approximately $7.6 million.

Total cash spend related to acquisition purchases, earnouts and holdbacks totaled $4.9 million during the first quarter of 2010. The financial impact of these acquisitions is included in the Company’s 2010 business outlook.

Non-GAAP Financial Measures

This press release includes a discussion of "Adjusted EBITDA," which is a non-GAAP financial measure.  The Company defines EBITDA as net income before (a) investment and other income (expense); (b) income tax provision (benefit); and (c) depreciation and amortization. The Company defines Adjusted EBITDA as a further adjustment of EBITDA to exclude share-based compensation expense related to the Company's grant of stock options and other equity instruments.

The Company believes these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses EBITDA and Adjusted EBITDA as measurements of the Company's operating performance because they provide information related to the Company's ability to provide cash flows for acquisitions, capital expenditures and working capital requirements. Internally, these non-GAAP measures are also used by management for planning purposes, including the preparation of internal budgets; to allocate resources to enhance financial performance; to evaluate the effectiveness of operational strategies; and to evaluate the Company's capacity to fund capital expenditures and to expand its business. The Company also believes that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in its industry.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income and Adjusted EBITDA for the periods presented (in thousands):

	Three months ended
	March, 31
	2010	2009
	(unaudited)

Net income	$3,069	$2,263
Provision for income taxes	2,091	1,539
Depreciation and amortization	4,407	3,843
Stock-based compensation	1,091	677
Investment and other income	(144)	(63)

Adjusted EBITDA	$10,514	$8,259

Conference Call and Webcast

The Company will host a conference call to discuss its first quarter 2010 financial results beginning at 4:30 pm ET (1:30 pm PT), today, April 28, 2010. Participants may access the call by dialing 877-941-8416 (domestic) or 480-629-9808 (international). In addition, the call will be broadcast live over the Internet, hosted at the Investor Relations section of the Company’s website at www.internetbrands.com and will be archived online within one hour of the completion of the conference call.  A telephone replay will be available through May 12, 2010. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 4282775.

About Internet Brands, Inc.

Internet Brands, Inc. (NASDAQ:INET) is a unique and leading Internet media company.  INET owns and operates more than 100 websites that are leaders in their vertical markets.  These sides include ApartmentRatings.com, CarsDirect.com, CruiseReviews.com, DavesGarden.com, DoItYourself.com, FitDay.com, FlyerTalk.com, HealthNews.org, Loan.com, Wikitravel.org, and many more. In total, these sites organically attract (without paid marketing) approximately 58 million unique visitors per month. The vast majority of these sites have very strong community participation.

INET is also unique in its ability to monetize Internet audiences. The company's proprietary platform optimizes yields from its more than 40,000 direct advertisers spanning seven vertical categories. The platform is also core to the company's acquisitions strategy, providing a cost-efficient and scalable approach to expanding the company's online footprint.

Safe Harbor Statement

This press release includes forward-looking information and statements, including but not limited to its 2010 business outlook, management comments and guidance that are subject to risks and uncertainties that could cause actual results to differ materially.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation.  These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.  Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  These risks, uncertainties, assumptions and other important factors include, but are not limited to, our pursuit of an acquisition-based growth strategy entailing significant execution, integration and operational risks, the impact of the recent downturn in the economy and the automotive industry in particular on our revenues from automotive dealers and manufacturers, our ability to compete effectively against a variety of Internet and traditional offline competitors, and our reliance on the public to continue to contribute content without compensation to our websites that depend on such content.  These and other risks are described more fully in our Annual Report on Form 10-K for the annual period ended December 31, 2009, filed with the U.S. Securities and Exchange Commission (SEC) on March 3, 2010. You should consider these factors in evaluating forward-looking statements.  For additional information regarding the risks related to our business, see our prospectus in the Registration Statement, and other related documents, that we have filed with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.  All information provided in this release is as of April 28, 2010 and should not be unduly relied upon because we undertake no duty to update this information.

Contact:                 Scott Friedman
Internet Brands, Inc.
Scott.Friedman@internetbrands.com
(310) 280-4000

INTERNET BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2010	2009
	Unaudited
ASSETS

Current assets
Cash and cash equivalents	$41,680	$38,408
Investments, available for sale	21,445	21,736
Accounts receivable, less allowances for doubtful accounts of $617 and $618 at March 31, 2010 and December 31, 2009, respectively

	13,957	15,416
Deferred income taxes	11,945	16,184
Prepaid expenses and other current assets	1,026	1,212
Total current assets	90,053	92,956

Property and equipment, net	15,907	15,125
Goodwill	229,469	223,925
Intangible assets, net	19,308	20,080
Deferred income taxes	42,028	39,255
Other assets	818	602

Total assets	$397,583	$391,943

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$12,998	$13,957
Deferred revenue	5,669	6,414
Total current liabilities	18,667	20,371

Other liabilities	221	258

Stockholders’ equity

Common stock, Class A, $.001 par value; 125,000,000 shares
authorized and 42,997,815 and 42,095,325 issued and outstanding
at March 31, 2010 and December 31, 2009	43	42

Common stock, Class B, $.001 par value; 6,050,000 authorized and 3,025,000 shares issued and outstanding at March 31, 2010
and December 31, 2009	3	3

Additional paid-in capital	616,672	612,528
Accumulated deficit	(238,737)	(241,806)
Accumulated other comprehensive income	714	547
Total stockholders’ equity	378,695	371,314

Total liabilities and stockholders’ equity	$397,583	$391,943

INTERNET BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Revenues
Consumer Internet	$17,315	$16,189
Licensing	9,068	7,339
Total revenues	26,383	23,528

Costs and operating expenses
Cost of revenues (exclusive of depreciation and amortization)	5,016	4,783
Sales and marketing (1)	5,035	4,776
Technology (1)	2,346	2,101
General and administrative (1)	4,563	4,286
Depreciation and amortization of intangibles	4,407	3,843
Total costs and operating expenses	21,367	19,789

Income from operations	5,016	3,739
Investment and other income	144	63
Income before income taxes	5,160	3,802
Provision for income taxes	2,091	1,539
Net income	$3,069	$2,263

Basic net income per share - Class A and B	$0.07	$0.05
Diluted net income per share - Class A and B	$0.07	$0.05

Class A weighted average number of shares - Basic	44,098,249	43,326,372
Class A weighted average number of shares - Diluted	47,165,444	45,197,966

Stock-based compensation expense by function (1)
Sales and marketing	$148	$85
Technology	83	39
General and administrative	860	553